The Board of Trustees and Unitholders
RSI Retirement Trust

We have audited the combined and individual statements of changes in net assets for the year ended September 30, 1998 and the financial highlights for each of the four years in the period then ended of the Core Equity Fund, Emerging Growth Equity Fund, Value Equity Fund, International Equity Fund, Actively Managed Bond Fund, Intermediate-Term Bond Fund and Short Term Investment Fund (the "Investment Funds") of the RSI Retirement Trust. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the changes in net assets and the financial highlights of the Investment Funds of RSI Retirement Trust for the periods indicated, in conformity with generally accepted accounting principles.

                                       /s/ McGladrey & Pullen, LLP
                                           McGladrey & Pullen, LLP

New York, New York
October 30, 1998